Filed Pursuant to Rule 424(b)(3)
SEC File #333-237642

1st FRANKLIN FINANCIAL CORPORATION

VARIABLE RATE
SUBORDINATED DEBENTURES

PERIODS OF DECEMBER 23, 2021 THRU DECEMBER 29, 2021
AND
DECEMBER 30, 2021 THRU JANUARY 5, 2022

Period of December 23, 2021 Thru December 29, 2021
	Effective Yield (a)	Interest Rate (b)	Interest Adjustment Period (c)	Minimum Investment Amount

	1.77	1.75	1 Month	$500.00
	1.77	1.75	3 Months	$500.00
	2.28	2.25	6 Months	$500.00
	2.79	2.75	1 Year	$500.00
	3.30	3.25	2 Years	$500.00
	3.56	3.50	4 Years	$500.00

Period of December 30, 2021 Thru January 5, 2022
	Effective Yield (a)	Interest Rate (b)	Interest Adjustment Period (c)	Minimum Investment Amount

	1.77	1.75	1 Month	$500.00
	1.77	1.75	3 Months	$500.00
	2.28	2.25	6 Months	$500.00
	2.79	2.75	1 Year	$500.00
	3.30	3.25	2 Years	$500.00
	3.56	3.50	4 Years	$500.00

(a)	Compounded daily based on 365/366 year.
(b)	Interest is earned daily, and will be paid promptly upon a holder’s request, otherwise principal and interest are payable at maturity.
(c)

At the end of this period, the interest rate will be adjusted.  Debentures mature four years from their date of issue, subject to earlier redemption as provided for therein.  Redemption at any other time is at the discretion of the Company and is subject to an interest penalty.  Absent redemption by the holder at maturity, the term of the Debenture will be extended for one four-year period, subject to the same redemption rights.

This is not an offer to sell, or the solicitation of an offer to purchase these securities.  Any offer or sale will be made only by a prospectus, which is available by visiting us at 135 East Tugalo Street, Toccoa, Georgia, by writing us at P.O. Box 880, Toccoa, Georgia 30577 or by calling us at (706) 886-7571 or (800) 282-0709 (toll-free).

We are not a bank, and investments are not bank deposits or obligations and are not insured by the FDIC, SIPC or any other federal or state agency.  Investors must rely on the Company’s ability to pay principal and interest on the Debentures.

Prospectus Supplement Dated December 23, 2021